Exhibit 10.1

January 26, 2021

Mr. Kenneth Tarpey

10590 Mountain Shadow Lane

Marshall, VA 20115

VIA ELECTRONIC MAIL

Dear Ken,

On behalf of Cyren Inc. (the “Company”), I am pleased to offer you the position of Chief Financial Officer reporting to Brett Jackson, Chief Executive Officer.

Commencement Date:

Provided you accept the offer contained herein by January 27, 2021 and provided the undersigned Cyren representative has signed a copy of this offer letter indicating Cyren’s agreement to the terms herein, your employment with the Company shall commence on February 1, 2021.

Base Compensation:

This offer is for a full-time position. Your compensation package will include a starting base salary of $24,166.67 per month or $290,000 annually. Salary will be paid on a semi-monthly basis. Your employment shall remain at all times “at will”, and you are classified as an exempt employee. This offer is contingent upon the company’s receipt of a clear pre-employment background screening.

Annual Bonus:

Effective February 1, 2021, you will be eligible to earn an annual bonus of up to 40% of your base salary, based on achievement of objectives defined in advance in the executive bonus program, as approved by the Board of Directors and in accordance with and subject to the Executive Compensation Policy applicable to corporate officers.

An annual bonus earned by you in a given year in accordance with the above shall be paid following the end of a year in accordance with the Executive Compensation Policy. Payment will be prorated based on your start date during the first year of employment.

Equity Grant:

We will recommend to the Compensation Committee and Board of Directors that you receive a grant of 650,000 RSUs of Ordinary Shares in the Company’s parent company, Cyren Ltd., under terms of the Company’s 2016 Equity Incentive Plan. Your grant, if approved, will vest over a four year period, with 25% vesting each year after the initial grant approval. The Grant Date will be the date that the Compensation Committee and Board of Directors approves the grant.

Employee Benefits/Vacation Accrual:

Provided that you timely complete all necessary applications/relevant documents, you will be eligible to participate in our standard employee benefit plans, as they are currently defined and as modified from time to time by the Company for the benefit of its employees.

You will accrue vacation at a rate of three (3) weeks per year, in accordance with Company policy, as set forth in the Employee Manual.

Place of Employment and Expense Reimbursement

Unless otherwise agreed in writing or to the extent travel is authorized for Company business, you are expected to work primarily out of the Company’s office located in McLean, VA Monday through Friday of each week, subject to the Company’s holiday schedule as published from time to time, and the Company’s Covid-19 work-from-home policies.

Travel to other locations may be necessary to fulfill your responsibilities. Any expenses incurred by you, which were authorized in advance by your supervisor, shall be reimbursed by the Company upon receipt of an appropriate expense report. Appropriate expense reports shall be submitted by you in a timely manner, in accordance with Company policy, namely within two weeks of the incurrence of the expense. The failure to timely submit expense reports may be deemed by the Company, in its sole discretion, as sufficient cause to reject a request for reimbursement.

Termination

You shall serve as an “at will” employee and, therefore, your employment (including these terms) may be terminated at any time by either the Company or you. Notwithstanding, both you and the Company agree to give each other 30 days’ advance written notice of termination, except the Company may immediately terminate your employment for Good Cause without 30 day advance written notice. “Good Cause” shall mean (i) an action by you involving a willful and wholly wrongful act; (ii) you being convicted of, or pleading guilty to, a felony; (iii) an intentional, material and substantial violation by you of a Company rule, regulation, policy or procedure; or (iv) a substantial and material neglect of your duties.

In the event that your employment is terminated without Good Cause, and provided you execute the General Release of All Claims within 45 days of the date of your final employment (known as the “Separation Date”), then the Company shall continue to pay your then existing base salary for a period of 6 months from the date of separation, herein known as the “Severance Period”.

Other

You agree that the usage of a home office is based on voluntarily waiving any and all claims against the Company arising out of or relating to the use of your home, or a portion thereof, as an office on behalf of Cyren, including claims relating to the sufficiency of the space utilized in performing your duties for Cyren.

Furthermore, you agree to fully indemnify and hold harmless Cyren against any claims of any kind pertaining to your home, including those relating to your possession, upkeep, usage, ownership or rental of your home. The Company will provide for a personal computer that can be used at your home office or in the Company offices, and will reimburse you for telephonic communications charges directly relating to Company business performed at your home office.

Should you agree to accept our offer for employment, the terms described in this letter, as well as the policies and conditions set forth in the Company’s Employee Manual and periodic Company updates, shall constitute the terms of your employment. Any additions or modifications of the terms of this letter must be in writing, attached as an addendum hereto and signed by an authorized representative of the Company in order to be binding on the Company. You are encouraged to review the Company’s Employee Manual, a copy of which will be provided to you at the offices of the Company.

In signing this letter, you agree that the procedural and substantive laws of the State of Virginia, without regard to laws pertaining to conflicts of law, shall govern your employment. Furthermore, any dispute arising hereunder, including both statutory and non-statutory claims, shall be referred to mediation in accordance with the Mediation Agreement attached hereto as Exhibit “A”.

Please confirm your acceptance by signing and returning a copy of this letter along with the attached Acceptance and Acknowledgment Form. You will be required to sign an appropriate NDA and inventions assignment concurrent with the commencement of your employment.

Ken, we are excited about the possibility of having you join us as an employee and look forward to a productive future together. If you have any questions, please do not hesitate to call.

Sincerely,

/s/ Eva Markowitz
Eva Markowitz, SPHR, SHRM-SCP, SWP
VP, HR

ACCEPTANCE AND ACKNOWLEDGEMENT

I have read, understand and accept the foregoing terms of employment. I understand that this letter does not constitute a contract of employment for any specific period of time but will create an “employment at will” relationship where the relationship can be terminated by me or by the Company at any time for any reason, with or without cause. This statement supersedes any contrary representations, which may have been made to me.

I understand that this offer of employment is contingent upon my providing verification of my eligibility to work in the United States per the Public Law, the Immigration Reform and Control Act of 1986. I will also be expected to complete and execute an Employee Invention Assignment and Confidentiality Agreement, an employment application, and an agreement to comply with the Company’s policies and guidelines as a condition of employment.

I understand that you do not wish me to utilize any confidential or proprietary material of any former employer in performing my duties for the Company, or to violate any obligation to my former employers.

Acknowledged, Accepted and Agreed on January 26, 2021.

Kenneth Tarpey
Name

/s/ Kenneth Tarpey
Signature

EXHIBIT “A”

MEDIATION AGREEMENT

Mediation

The parties signing below shall first participate in mediation of any dispute arising under this Agreement.

Should the parties be unable to agree on the nomination of a mediator, third party representatives (legal or otherwise) of each of the parties shall discuss in good faith and mutually appoint the mediator of the dispute. The mediator shall be a lawyer specializing in employment law, with at least five (5) years of related experience. The mediation shall be held at a neutral site, to be determined by the mediator, and shall commence with one party’s petition to the FMCS. The mediation shall be conducted in accordance with rules as determined by the mediator. In no event shall the preceding sentence be construed as requiring the mediator to impose rules of any kind on the parties, and the mediator shall be free to conduct the mediation as he or she deems just and proper. The cost of the mediation services shall be borne by Cyren. Each party shall pay for its own costs associated with its attendance at the mediation.

At least seven (7) business days before the date of the mediation, each side shall provide the mediator with a statement of its position and copies of all supporting documents.

In Witness Whereof, the parties have executed this Agreement on January 26, 2021.

/s/ Eva Markowitz	/s/ Kenneth Tarpey

Eva Markowitz, VP, HR	Employee